EXHIBIT 99.1

Enviva Reports 3Q 2022 Results

BETHESDA, Md., November 2, 2022 — Enviva Inc. (NYSE: EVA) (“Enviva,” the “Company,” “we,” “us,” or “our”) today announced financial and operating results and declared a dividend for third-quarter 2022.

Highlights:

•Reported net loss of $18.3 million for third-quarter 2022 compared to net loss of $35.8 million for third-quarter 2021 and reported adjusted EBITDA for third-quarter 2022 of $60.6 million compared to $14.2 million for third-quarter 2021

•Declared dividend of $0.905 per share for third-quarter 2022, representing a 7.7% increase over third-quarter 2021 distribution

“For third-quarter 2022, Enviva delivered financial and operating results in line with the expectations we outlined on our last earnings call. We are also thankful that our people and assets navigated Hurricane Ian safely, with the financial impact limited to the deferral of around $3 million of adjusted EBITDA from third quarter to fourth quarter due to the modest ship loading delays we experienced as a result of the storm at quarter end,” said John Keppler, Chairman and Chief Executive Officer. “This solid foundation gives us additional confidence in the step-up we expect for the second half of 2022 and we believe we are well positioned to deliver full-year financial performance in line with our guidance. As demonstrated this quarter, we continue to benefit from a very constructive pricing environment for wood pellets both for the near term and for long-term contracted deliveries, achieving an adjusted gross margin per metric ton of $60 this quarter, with the continued expectation of further improvements for fourth-quarter 2022.”

Third-Quarter 2022 Financial Results

$ millions, unless noted	3Q22	3Q21 Recast Presentation**	3Q21 Non-Recast** (As Reported)
Net Revenue	325.7	237.8	237.4
Adjusted Gross Margin*	75.4	34.4	56.7
Net Loss	(18.3)	(35.8)	(0.1)
Adjusted Net (Loss) Income*	(8.0)	(28.5)	28.3
Adjusted EBITDA*	60.6	14.2	62.9
Distributable Cash Flow*	36.3	(3.6)	49.5
Adjusted Gross Margin $/metric ton*	59.99	29.36	48.38

*Adjusted gross margin, adjusted net (loss) income, adjusted EBITDA, distributable cash flow, and adjusted gross margin per MT are non-GAAP financial measures. For a reconciliation of non-GAAP measures to their most directly comparable GAAP measure please see the Non-GAAP Financial Measures section below
**Please refer to the Non-GAAP Financial Measures section below for a description of recast and non-recast presentations; the recast presentation was required for GAAP purposes due to the simplification transaction announced on October 15, 2021

Net revenue for third-quarter 2022 was $325.7 million compared to $237.8 million and $237.4 million for third-quarter 2021 on a recast and non-recast basis, respectively. The increase of approximately 37% year-over-year was driven primarily by an increase in average sales price per ton, as a result of annual price escalators in our contracts as well as the elevated pricing environment for biomass. Enviva was able to help address dislocations in our customers’ and other producers’ supply chains during third-quarter 2022, which enabled incremental deliveries at elevated spot pricing.

Net revenue for third-quarter 2022 was dampened slightly given the timing shift of three shipments from September to October due to weather delays related to Hurricane Ian, which also drove higher-than-average finished product inventory at the end of the period.

Adjusted gross margin was $75.4 million for third-quarter 2022 compared to $34.4 million and $56.7 million for third-quarter 2021 on a recast and non-recast basis, respectively. Adjusted gross margin per MT (“AGM/MT”) for third-quarter 2022 was $59.99, as compared to $29.36 and $48.38 for third-quarter 2021 on a recast and non-recast basis, respectively. The year-over-year increase in adjusted gross margin and AGM/MT was primarily driven by higher pricing due to the same factors which benefited net revenue during the period.

Adjusted EBITDA for third-quarter 2022 was $60.6 million as compared to $14.2 million and $62.9 million for third-quarter 2021 on a recast and non-recast basis, respectively. Adjusted EBITDA for third-quarter 2022 was dampened slightly given the timing shift of three shipments from September to October due to weather delays related to Hurricane Ian; the shift of roughly $3 million of adjusted EBITDA is reflected in our fourth-quarter 2022 expectations.

Distributable cash flow (“DCF”) for third-quarter 2022 was $36.3 million as compared to distributable cash outflow of $3.6 million and DCF of $49.5 million for the third quarter of 2021 on a recast and non-recast basis, respectively.

Enviva’s liquidity as of September 30, 2022, which included cash on hand (including cash generally restricted to funding a portion of the costs of the acquisition, construction, equipping, and financing of our Epes plant) and availability under our $570.0 million senior secured revolving credit facility, was $327.6 million.

Dividend

On November 2, 2022, Enviva’s board of directors declared a dividend of $0.905 per share for third-quarter 2022, an increase of 7.7% over the corresponding period in 2021. The quarterly dividend will be paid on Friday, November 25, 2022, to shareholders of record as of the close of business on Monday, November 14, 2022. The dividend declared for third-quarter 2022 is consistent with Enviva’s dividend guidance for 2022. Enviva expects to pay a dividend of $3.62 per share for full-year 2022, with a quarterly dividend of $0.905 per share expected to be declared for fourth-quarter 2022.

2022 Guidance

$ millions, unless noted	2022 Guidance[1]
Net Income (Loss)	(57.0) - (37.0)
Adjusted EBITDA	240.0 - 260.0
DCF	170.0 - 190.0
Dividend per Common Share ($/Share)	3.62
Total Capital Expenditures	255.0 - 265.0
1For a reconciliation of forward-looking non-GAAP measures to their most directly comparable GAAP measure, please see the Non-GAAP Financial Measures section below

Similar to what was described in Enviva’s most recent financial update on October 3, 2022, we expect fourth-quarter 2022 adjusted EBITDA to be approximately $113 million at the midpoint of our guidance range, representing over 40% of full-year 2022 adjusted EBITDA. The second half of the year is traditionally Enviva’s seasonally strongest period, as higher plant productivity is achieved through drier, warmer weather and increased asset utilization and throughput rates. Additionally, the production ramp for Enviva’s newest wood pellet production plant in Lucedale, Mississippi continues to progress in line with expectations, and as a result we are increasing shipments and asset utilization at Enviva’s new deep-water marine terminal in Pascagoula, Mississippi.

As a result, AGM/MT for fourth-quarter 2022 is projected to be approximately $75.00. We are increasingly benefiting from (i) cost improvements, (ii) improved pricing (including new higher-priced contracts and select repricing of legacy contracts), (iii) contract escalators for 2021 inflation now fully embedded in sales prices, and (iv) fixed cost absorption resulting from increased volumes sold. Enviva’s contracts are predominantly denominated in U.S. dollars.

Enviva narrowed its capital expenditures guidance range for full-year 2022 to $255 million to $265 million, from $255 million to $275 million (both ranges inclusive of capitalized interest). Enviva continues to expect to build new plants at a project-level return of an approximately 5 times adjusted EBITDA investment multiple.

“Productivity improvements across our manufacturing facilities, including debottlenecking, asset utilization increases, and the capacity expansions we have underway, are resulting in production rates that we expect to translate to over 6 million tons next year, and when combined with our improving supply chain conditions and the constructive pricing environment, particularly in Europe, are expected to not only provide modest opportunities in fourth-quarter 2022 to drive incremental margin and cash flow, but also set the stage for substantial growth in 2023 and beyond,” said Thomas Meth, President. “We are projecting meaningful year-over-year step-changes in the cash flow generation of our asset base, as we bring new fully contracted capacity online in a favorable pricing environment for our products. Going forward, our capital allocation policy is focused on reinvesting retained cash flows into our business, while maintaining ample liquidity, conservative leverage, and preserving a stable dividend that has the opportunity to grow over time.”

“For 2023, based on our preliminary outlook, we are currently projecting an adjusted EBITDA range of $305 million to $335 million, which would cover our current, stable dividend of $3.62 per share at 1.1 times, at the midpoint of this range,” said Shai Even, Chief Financial Officer. “We expect to come back early in the new year with fulsome 2023 guidance as we complete our budget cycle and refine our shipping schedules with our customers, and describe how the year-over-year incremental cash flow we expect continues to map both our transition to a self-funding model for growth as well as our progression to a dividend coverage ratio of 1.5 times by 2025, consistent with what we have outlined previously.”

Contracting and Market Update

In the current geopolitical environment, customers’ purchasing decisions are being driven by both the urgent need to decarbonize their supply chains while seeking to secure reliable, affordable, low-carbon feedstocks over the long term. Countries and companies are not only facing high and volatile fossil fuel prices while they navigate toward net-zero goals, but they are also revising the long-term security of supply for the carbon feedstocks they are sourcing. This congruence creates an increased ability to pay for our customers, but is further complicated by the fact that there are limited large-scale alternatives available for renewable base-load and dispatchable power and heat generation, and even fewer low-carbon feedstocks to substitute in hard-to-abate sectors. As a result, our current customers are increasingly looking for supply in a structurally short market and are willing and able to collaborate with suppliers like Enviva to develop mutually beneficial solutions, including pricing new contracted volumes at terms more reflective of the current pricing environment in which pricing for prompt delivery of biomass has more than doubled in the past year and also, at times, repricing original contracted volumes at a significant premium to our historical weighted average contract prices in consideration of the overall transaction.

Consistent with the strategy we have outlined, Enviva continues to steadily diversify its customer base, not only by the number of companies served, but also the geographies in which they are located, and the industries in which they operate. As of October 1, 2022, Enviva’s total weighted-average remaining term of take-or-pay off-take contracts is over 14 years, with a total contracted revenue backlog of over $21 billion. This contracted revenue backlog is complemented by a customer sales pipeline exceeding $50 billion, which includes contracts in various stages of negotiation.

Our customer sales pipeline comprises long-term, take-or-pay off-take opportunities in our traditional markets for biomass-fired power and heat generation in geographies ranging from the United Kingdom to the European Union (including opportunities in Germany and Poland), to Asia (including incremental demand in Japan and emerging potential in Taiwan), as well as in developing industrial segments across the globe (including steel, cement, lime, chemicals, sustainable aviation fuel (“SAF”), biomethanol, and biodiesel). We are also negotiating long-term wood pellet supply contracts with several industrial companies in each of these hard-to-abate sectors that are actively and urgently pursing large-scale decarbonization.

US Inflation Reduction Act

On August 16, 2022, the United States enacted the Inflation Reduction Act of 2022 (“IRA”), which represents one of the most progressive financial commitments in U.S. history to tackle global warming. The IRA directs approximately $370 billion for energy security and climate change resources, utilizing investments and tax credits to incentivize wind, solar, and other renewable power sources, such as sustainably sourced biomass.

Specific to bioenergy, the IRA strengthens the U.S. commitment to SAF by providing tax credits for every gallon of qualifying SAF produced in the U.S. based on lifecycle greenhouse gas emission reduction percentages. Further, the IRA extends and modifies the tax credit for the production of renewable energy from biomass and other technologies. The legislation also enhances tax credits for bioenergy with carbon capture, use and storage (BECCS), at both industrial facilities and power plants in the U.S.

Historically, Enviva’s business has been export-driven, with a limited domestic customer base. Recently, we signed our first contract with a U.S.-based SAF producer, and we are encouraged by the actions taken by Congress and the White House and the potential for a significant domestic market for sustainable biomass for SAF production and for utilization in potentially negative-emissions BECCS projects.

European Union - Renewable Energy Directive Update

Since 2009, European Union policymakers have recognized that sustainable biomass is a vital renewable energy source, which can provide dispatchable heat and power, high temperature heat and transport fuel. Today, bioenergy accounts for almost 60% of renewable energy used in Europe, providing a reliable source of energy during an unprecedented global energy crisis and supporting continued transition of the EU towards climate-neutrality by 2050. As part of a package of measures designed to help the EU bloc reach its goals of reducing emissions by 55% by 2030 and achieving climate-neutrality by 2050 the EU is updating the Renewable Energy Directive (“RED III”), which includes revising its woody biomass sustainability criteria. Trilogues – a negotiation among the EU Parliament, EU Council of Ministers (“Council”), and EU Commission – have already started for RED III with the talks expected to conclude by the end of the year or in the first half of 2023. All three institutions have agreed positions which continue to treat sustainable woody biomass as renewable and keep the sustainability framework from REDII largely intact. A position that the Parliament’s lead negotiator, Markus Pieper MEP, reiterated in a recent article that “When it comes to biomass, we want it to be considered as renewable energy.”

As part of this process, 550 scientists from across the world have issued a public letter to the Presidents of the European Commission, Parliament, and Council. The scientist were unequivocal in stating “Wood from sustainably managed forests is CO2-neutral” and outlined the numerous climate benefits of woody biomass and sustainable forest management. The letter highlighted the important role that woody biomass from sustainably managed forests can play in climate change mitigation, delivering a fossil fuel-free energy future, and maintaining healthy forests. This specifically includes imports of woody biomass sourced from sustainably managed forests in the U.S. Southeast. The views of these highly respected scientists align with Enviva’s mission and approach to limiting climate change, and as the EU progresses its discussions on the RED III, these expert perspectives, based on science and deep expertise in forest management and ecology, will help inform the policy debate surrounding the use of woody biomass in meeting the EU’s climate targets.

Japan

Japan’s Ministry of Economics, Trade, and Industry is taking steps to phase out the country’s more than 100 inefficient coal-fired power plants, with a combined capacity of roughly 25 gigawatts, by 2030. The policy framework for this large-scale initiative is currently being developed, and could include financial compensation, incentives, and/or a carbon tax. This initiative is expected to drive biomass co-firing demand at existing inefficient coal-fired units.
Japan is the world’s second-largest national market for utility-grade wood pellets, with expected demand of 5.1 million metric tons for 2022 (according to forestry consulting firm Hawkins Wright). Japan’s demand is currently less than that of the United Kingdom, but in excess of Denmark’s. Hawkins Wright data further highlights that there are 17 large biopower plants currently in construction in Japan. These 17 plants represent significant incremental volumes as they include both biomass co-firing with coal and full conversions of coal plants to dedicated biomass-fired plants.

Taiwan

Earlier this year, the Taiwan Power Company (“Taipower”), Taiwan’s state-owned electric company, announced plans to convert a large coal-fired unit of the Hsinta Power Plant to biomass in order to meet the Taiwanese government’s policy objectives around increasing renewable energy generation. The project is scheduled to produce approximately 3,000 gigawatt hours of renewable energy after 2025, which translates into demand for roughly 1.8 million MT of biomass annually. Given Enviva’s size, scale, and track record delivering into the Asian market, we expect to be an important partner in Taipower’s biomass supply chain.

International Energy Agency - World Energy Outlook Report - 2022

Last week, the International Energy Agency (“IEA”) issued its annual World Energy Outlook report, highlighting that the world is facing its first global energy crisis spreading from natural gas, oil, coal, and electricity to food security and climate. It concluded that the world has not been investing enough in energy in recent years, making it more vulnerable to the shocks seen this year. They foresee that investment in renewable energy will be increasingly driven by energy security as well as climate change and called for a tripling in spending on clean energy and infrastructure by 2030 in order for the world to achieve net zero by 2050. Of all renewable energy sources, bioenergy and solar are expected to grow the most by 2030, with bioenergy supply expected to grow two-and-a-half-times by 2050. The report underlines that bioenergy will play a multifaceted role in reaching net zero with applications ranging from power and district heating, through to industry and transport as well as playing an essential role in carbon dioxide removal.

Sustainability Update

Forests in the U.S. Southeast are large and growing, with only a small percentage harvested each year. When a timberland owner makes the decision to harvest, the products from each tract are generally merchandised into multiple markets, from high-value timber like dimensional lumber and other building products, to low-value pulp and bioenergy materials, where customers like Enviva typically provide the lowest revenue per ton.

Enviva recently updated sustainability content on its website specifically related to our procurement of wood fiber. As reported based on publication of data from of our Track and Trace® (“T&T”) program, our industry leading supply chain transparency system, Enviva received, on average, only 35% of the harvested volume from tracts (our “merchandising percentage”) across our procurement areas for the second half of 2021. During this period, our merchandising percentage was less than or equal to 30% for 59% of the harvested acres from which we procured wood, and was greater than 70% for approximately 12.4% of such tracts harvested acres. Reasons for why we at times source a higher-than-average percentage of a harvest include hurricane damage, multi-stage harvesting, and ecological or economic reasons that a harvest was predominantly pulpwood.

Additionally, for the second half of 2021, approximately 20% of the fiber we sourced was from secondary material (e.g. sawdust, shavings, and other byproducts), and approximately 18% of our wood was sourced from thinning activity.

Healthy markets lead to healthy forests which continue to grow, especially when the forest community is committed to ensuring forests remain forests – a commitment Enviva obtains from all its fiber suppliers. Enviva is proud to be a part of this vital community of forest stewards producing a steady stream of wood products used around the globe, which supports forestland remaining as forest. This community’s collective decisions about planting trees for a range of products and markets have resulted in an increase in forest inventory in Enviva’s sourcing area of 21% since 2011.

Asset Update

Enviva is progressing well through the early stages of our growth plan to more than double production capacity over the next four to five years, from 6.2 million MTPY to approximately 13 million MTPY. Enviva’s Lucedale, Mississippi plant, the first plant in our Pascagoula cluster, continues to ramp production, and is on track to reach nameplate capacity of 750,000 MTPY by the end of this year. In July 2022, we commenced construction of the fully contracted 1.1 million MTPY plant in Epes, Alabama, the second plant in our Pascagoula cluster.

We also formally announced plans to build the third plant in our Pascagoula cluster in Bond, Mississippi, subject to receiving the necessary permits. Our facility in Bond will be our next state-of-the-art manufacturing facility, with capacity to produce more than one million MTPY of wood pellets, and, similar to the Lucedale and Epes plants, will export from our terminal at the Port of Pascagoula.

Our business model of fully contracting plants and expansions before commencing construction remains unchanged. Given the current pace of contracting with new and existing customers, Enviva is evaluating the timing of a fourth wood pellet production plant in our Pascagoula cluster. We continue to progress our analysis of site location options and anticipate making a decision around year-end 2022.

We also are in the process of securing sites in both Georgia and South Carolina and will continue the evaluation process in the coming months to determine which site is most suitable for a new greenfield project in our Savannah cluster.

We recently appointed Mark Coscio as Executive Vice President and Chief Development Officer to lead our corporate development and construction functions through Enviva’s next phase of significant growth. Mark brings extensive experience managing global engineering, procurement, and construction projects within the energy sector, and is currently leading Enviva’s evaluation of potential partnerships with large North American engineering and construction organizations who share Enviva’s commitment to safety, quality, and environmental stewardship, and have the expertise and teams to assist us with our program of large-scale, highly accretive capacity expansions.

Consistent with prior updates, we expect Enviva’s previously announced “Multi-Plant Expansions” to be completed by year-end 2022.

Third-Quarter 2022 Earnings Call Details

Enviva will host a webcast and conference call on Thursday November 3, 2022, at 10:00 a.m. Eastern time to discuss third-quarter 2022 results and the Company’s outlook. Conference call numbers for North American participation are +1 (877) 883-0383, and +1 (412) 902-6506 for international callers. The passcode is 9243030. Alternatively, the call can be accessed online through a webcast link provided on Enviva’s Events & Presentations website page, located at ir.envivabiomass.com.

About Enviva

Enviva is the world’s largest producer of industrial wood pellets, a renewable and sustainable energy source produced by aggregating a natural resource, wood fiber, and processing it into a transportable form, wood pellets. Enviva owns and operates ten plants with a combined production capacity of approximately 6.2 million metric tons per year in Virginia, North Carolina, South Carolina, Georgia, Florida, and Mississippi, and is constructing its eleventh plant, in Epes, Alabama. The Epes plant is projected to add 1.1 million MTPY — approximately an 18% increase — to Enviva’s production capacity, and is expected to be the world’s largest wood pellet production plant once constructed. Enviva sells most of its wood pellets through long-term, take-or-pay off-take contracts with creditworthy customers in the United Kingdom, the European Union, and Japan, helping to accelerate the energy transition and to decarbonize hard-to-abate sectors like steel, cement, lime, chemicals, and aviation fuels. Enviva exports its wood pellets to global markets through its deep-water marine terminals at the Port of Chesapeake, Virginia, the Port of Wilmington, North Carolina, and the Port of Pascagoula, Mississippi, and from third-party deep-water marine terminals in Savannah, Georgia, Mobile, Alabama, and Panama City, Florida.

To learn more about Enviva, please visit our website at www.envivabiomass.com. Follow Enviva on social media @Enviva.

Financial Statements

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except par value and number of shares)

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,479	$16,801
Restricted cash	—	1,717
Accounts receivable, net	118,886	97,439
Other accounts receivable	6,190	17,826
Inventories	86,059	57,717
Prepaid expenses and other current assets	14,107	7,230
Total current assets	233,721	198,730
Property, plant, and equipment, net	1,566,698	1,498,197
Operating lease right-of-use assets	103,616	108,846
Goodwill	103,928	103,928
Long-term restricted cash	221,226	—
Other long-term assets	38,206	14,446
Total assets	$2,267,395	$1,924,147
Liabilities and Equity
Current liabilities:
Accounts payable	$30,522	$29,535
Accrued and other current liabilities	139,094	163,306
Current portion of interest payable	16,015	25,060
Current portion of long-term debt and finance lease obligations	29,294	39,105
Total current liabilities	214,925	257,006
Long-term debt and finance lease obligations	1,505,224	1,232,441
Long-term operating lease liabilities	117,012	122,252
Deferred tax liabilities, net	30	36
Other long-term liabilities	48,713	41,748
Total liabilities	1,885,904	1,653,483
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value, 100,000,000 shares authorized, none issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value, 600,000,000 shares authorized, 66,804,428 and 61,137,744 issued and outstanding at September 30, 2022 and December 31, 2021, respectively	67	61
Additional paid-in capital	519,968	317,998
Accumulated deficit	(90,900)	—
Accumulated other comprehensive income	98	299
Total Enviva Inc.'s equity	429,233	318,358
Noncontrolling interests	(47,742)	(47,694)
Total equity	381,491	270,664
Total liabilities and equity	$2,267,395	$1,924,147

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021 (Recast)	2022	2021 (Recast)
Product sales	$322,978	$229,698	$847,505	$725,470
Other revenue	2,682	8,128	7,458	39,940
Net revenue	325,660	237,826	854,963	765,410
Operating costs and expenses:
Cost of goods sold, excluding items below	257,542	199,943	718,854	632,209
Loss on disposal of assets	4,035	3,916	7,218	7,261
Selling, general, administrative, and development expenses	30,407	33,898	91,802	99,788
Depreciation and amortization	34,930	23,285	86,322	67,985
Total operating costs and expenses	326,914	261,042	904,196	807,243
Loss from operations	(1,254)	(23,216)	(49,233)	(41,833)
Other (expense) income:
Interest expense	(18,704)	(15,463)	(42,633)	(46,321)
Other income (expense), net	1,671	(37)	944	471
Total other expense, net	(17,033)	(15,500)	(41,689)	(45,850)
Net loss before income tax expense (benefit)	(18,287)	(38,716)	(90,922)	(87,683)
Income tax expense (benefit)	12	(2,893)	26	(3,834)
Net loss	$(18,299)	$(35,823)	$(90,948)	$(83,849)

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021 (Recast)
Cash flows from operating activities:
Net loss	$(90,948)	$(83,849)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	86,322	67,985
Amortization of debt issuance costs, debt premium, and original issue discounts	2,055	2,713
Loss on disposal of assets	7,218	7,261
Deferred taxes	—	(3,873)
Non-cash equity-based compensation and other expense	30,222	22,459
Other	958	—
Fair value changes in derivatives	4,673	3,968
Unrealized (gain) loss on foreign currency transactions, net	(208)	16
Change in operating assets and liabilities:
Accounts and other receivables	(9,654)	37,808
Prepaid expenses and other current and long-term assets	(32,564)	1,854
Inventories	(24,609)	(13,438)
Derivatives	(3,983)	(7,649)
Accounts payable, accrued liabilities, and other current liabilities	4,144	14,453
Related-party payables	—	414
Deferred revenue	(180)	(4,172)
Accrued interest	(9,045)	(15,824)
Operating lease liabilities	(11,345)	(4,951)
Other long-term liabilities	(4,608)	7,182
Net cash (used in) provided by operating activities	(51,552)	32,357
Cash flows from investing activities:
Purchases of property, plant, and equipment	(162,449)	(245,173)
Payment for acquisition of a business	(5,000)	—
Net cash used in investing activities	(167,449)	(245,173)
Cash flows from financing activities:
Proceeds from senior secured revolving credit facility, net	1,000	224,500
Principal payments on related-party note payable	—	(20,000)
Proceeds from debt issuance	278,571	321,750
Proceeds from capital contribution of New Market Tax Credit financing	12,307	—
Support payments	14,018	—
Principal payments on other long-term debt and finance lease obligations	(28,134)	(15,842)
Cash paid related to debt issuance costs and deferred offering costs	(5,376)	(8,551)
Proceeds from issuance of Enviva Inc. common shares, net	332,970	214,831
Payments for acquisition of noncontrolling interest	—	(153,348)
Cash dividends or distributions and equivalent rights	(158,356)	(71,415)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(16,812)	(10,756)
Net cash provided by financing activities	430,188	481,169
Net increase in cash, cash equivalents, and restricted cash	211,187	268,353
Cash, cash equivalents, and restricted cash, beginning of period	18,518	67,675
Cash, cash equivalents, and restricted cash, end of period	$229,705	$336,028

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (continued)
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021 (Recast)
Non-cash investing and financing activities:
Property, plant, and equipment acquired included in accounts payable and accrued liabilities	$852	$26,484
Supplemental information:
Interest paid, net of capitalized interest	$48,689	$29,362

Non-GAAP Financial Measures
In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, adjusted EBITDA compound annual growth rate (“CAGR”), and distributable cash flow to measure our financial performance. In addition, as a result of our simplification transaction, we were required to recast our historical financial results in accordance with GAAP. Accordingly, any results presented on a non-recast basis constitute a Non-GAAP measure.
A reconciliation of adjusted gross margin per metric ton for the fourth quarter of 2022 to the closest GAAP financial measure, gross margin, is not provided because gross margin expected to be generated is not available without unreasonable effort.

Our adjusted EBITDA preliminary outlook range for 2023 is based on an internal financial analysis and such estimates are based on numerous assumptions and are inherently uncertain and subject to significant business, economic, financial, regulatory, and competitive risks that could cause actual results and amounts to differ materially from such estimates. A reconciliation of the estimated adjusted EBITDA range for 2023 to the closest GAAP financial measure, net income (loss), is not provided because net income (loss) expected to be generated is not available without unreasonable effort, in part because the amount of estimated incremental interest expense related to financing and depreciation is not available at this time.
Adjusted Net Income (Loss)
We define adjusted net income (loss) as net income (loss) excluding acquisition and integration costs and other, early retirement of debt obligation, Support Payments and effects of COVID-19 and the war in Ukraine. We believe that adjusted net income (loss) enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.
Adjusted Gross Margin and Adjusted Gross Margin per Metric Ton
We define adjusted gross margin as gross margin excluding loss on disposal of assets, equity-based compensation and other expense, depreciation and amortization, changes in unrealized derivative instruments related to hedged items, acquisition and integration costs and other, Support Payments, and effects of COVID-19 and the war in Ukraine. We define adjusted gross margin per metric ton as adjusted gross margin per metric ton of wood pellets sold. We believe adjusted gross margin and adjusted gross margin per metric ton are meaningful measures because they compare our revenue-generating activities to our cost of goods sold for a view of profitability and performance on a total-dollar and a per-metric ton basis. Adjusted gross margin and adjusted gross margin per metric ton primarily will be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our wood pellet production plants and our production and distribution of wood pellets.
Adjusted EBITDA
We define adjusted EBITDA as net income (loss) excluding depreciation and amortization, interest expense, income tax expense (benefit), early retirement of debt obligation, equity-based compensation and other expense, loss on disposal of assets, changes in unrealized derivative instruments related to hedged items, acquisition and integration costs and other, effects of COVID-19 and the war in Ukraine, and MSA Fee Waivers, and Support Payments. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.
Distributable Cash Flow
We define distributable cash flow as adjusted EBITDA less cash income tax expenses, interest expense net of amortization of debt issuance costs, debt premium, and original issue discounts, and maintenance capital expenditures. We use distributable cash flow as a performance metric to compare our cash-generating performance from period to period and to compare the cash-generating performance for specific periods to the cash dividends (if any) that are expected to be paid to our shareholders. We do not rely on distributable cash flow as a liquidity measure.
2021 Non-Recast Presentation
The nine and three months ended September 30, 2021 were calculated on a recast basis in accordance with GAAP to reflect the consolidated performance of Enviva and our former sponsor as if Enviva had bought the former sponsor at inception instead of October 14, 2021, the closing date of the Simplification Transaction. In addition, we are also presenting results for nine and three months ended September 30, 2021, calculated on a non-GAAP basis that combines (i) the actual performance of Enviva for the nine and three months ended September 30, 2021, on a non-recast basis, and (ii) our consolidated performance, calculated on a recast basis in accordance with GAAP, inclusive of the assets and operations acquired as part of the Simplification Transaction, for the nine and three months ended September 30, 2021 (the “Non-Recast Presentation”). We believe the Non-Recast Presentation provides investors with relevant information to evaluate our financial and operating performance because it reflects Enviva’s actual and historically reported performance on a stand-alone basis through the closing date of the Simplification Transaction and performance on a consolidated basis for the nine and three months ended September 30, 2021.

The Non-Recast Presentation does not reflect the recast of our historical results required under GAAP due to the Simplification Transaction and accordingly contains non-GAAP measures.

The following tables presents reconciliations related to adjusted net (loss) income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow for the quarter ended September 30, 2021, on a recast basis and non-recast basis (in millions unless otherwise noted):

	Three Months Ended September 30, 2021
	Recast Presentation	Adjustments	Non-Recast Presentation
	(in millions)
Reconciliation of net (loss) income to adjusted net (loss) income:
Net (loss) income	$(35.8)	$35.7	$(0.1)
Acquisition and integration costs and other	7.3	—	7.3
MSA Fee Waivers	—	21.1	21.1
Adjusted net (loss) income	$(28.5)	$56.8	$28.3

	Three Months Ended September 30, 2021
	Recast Presentation	Adjustments	Non-Recast Presentation
	(in millions, unless otherwise noted)
Reconciliation of gross margin to adjusted gross margin and adjusted gross margin per metric ton:
Gross Margin(1)	$12.5	$13.5	$26.0
Loss on disposal of assets	3.9	—	3.9
Equity-based compensation and other expense	0.6	(0.1)	0.5
Depreciation and amortization	21.5	—	21.5
Changes in unrealized derivative instruments	(4.4)	—	(4.4)
Acquisition and integration costs and other	0.3	—	0.3
MSA Fee Waivers	—	8.9	8.9
Adjusted gross margin	$34.4	$22.3	$56.7
Metric tons sold (in thousands)	1,172	—	1,172
Adjusted gross margin per metric ton ($/metric ton)	$29.36	$19.02	$48.38
(1)Gross margin is defined as net revenue less cost of goods sold (including related depreciation and amortization and loss on disposal of assets).

	Three Months Ended September 30, 2021
	Recast Presentation	Adjustments	Non-Recast Presentation
	(in millions)
Reconciliation of net (loss) income to adjusted EBITDA and distributable cash flow attributable to Enviva
Net (loss) income	$(35.8)	$35.7	$(0.1)
Add:
Depreciation and amortization	23.3	(1.3)	22.0
Interest expense	15.5	(4.8)	10.7
Income tax (benefit) expense	(2.9)	2.9	—
Equity-based compensation and other expense	7.3	(4.9)	2.4
Loss on disposal of assets	3.9	—	3.9
Changes in unrealized derivative instruments	(4.4)	—	(4.4)
Acquisition and integration costs and other	7.3	—	7.3
MSA Fee Waivers	—	21.1	21.1
Adjusted EBITDA	$14.2	$48.7	$62.9
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, and original issue discount	14.4	(4.4)	10.0
Maintenance capital expenditures	3.4	—	3.4
Distributable cash flow	$(3.6)	$53.1	$49.5

The following is a reconciliation of net (loss) income to adjusted EBITDA and distributable cash flow for the nine months ended September 30, 2021 on a recast basis and non-recast basis:

	Nine Months Ended September 30, 2021
	Recast Presentation	Adjustments	Non-Recast Presentation
	(in millions)
Net (loss) income	$(83.8)	$84.9	$1.1
Add:
Depreciation and amortization	68.0	(2.8)	65.2
Interest expense	46.3	(10.4)	35.9
Income tax (benefit) expense	(3.8)	3.7	(0.1)
Equity-based compensation and other expense	22.4	(14.6)	7.8
Loss on disposal of assets	7.3	—	7.3
Changes in unrealized derivative instruments	(3.6)	—	(3.6)
Acquisition and integration costs and other	8.8	(0.5)	8.3
MSA Fee Waivers	—	36.2	36.2
Adjusted EBITDA	$61.6	$96.5	$158.1
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, and original issue discount	43.1	(9.1)	34.0
Maintenance capital expenditures	11.2	—	11.2
Distributable cash flow	$7.3	$105.6	$112.9

Limitations of Non-GAAP Financial Measures
Adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, adjusted EBITDA CAGR, and distributable cash flow, as well as our Non-Recast Presentation are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, adjusted EBITDA CAGR, or distributable cash flow, or our Non-Recast Presentation, in isolation or as substitutes for analysis of our results as reported under GAAP.

Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted net loss, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021 (Recast)	2022	2021 (Recast)
	(in thousands)
Reconciliation of net loss to adjusted net loss:
Net loss	$(18,299)	$(35,823)	$(90,948)	$(83,849)
Acquisition and integration costs and other	4,409	7,320	18,778	8,815
Effects of COVID-19	—	—	15,189	—
Effects of the war in Ukraine	—	—	5,051	—
Support Payments	5,900	—	19,985	—
Adjusted net loss	$(7,990)	$(28,503)	$(31,945)	$(75,034)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021 (Recast)	2022	2021 (Recast)
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin and adjusted gross margin per metric ton:
Gross margin(1)	$31,750	$12,483	$48,305	$62,127
Loss on disposal of assets	3,517	3,906	6,700	7,251
Equity-based compensation and other expense	567	567	1,868	1,703
Depreciation and amortization	32,849	21,495	81,103	63,823
Changes in unrealized derivative instruments	710	(4,364)	1,245	(3,566)
Acquisition and integration costs and other	58	325	2,615	397
Effects of COVID-19	—	—	13,942	—
Effects of the war in Ukraine	—	—	5,051	—
Support Payments	5,900	—	19,985	—
Adjusted gross margin	$75,351	$34,412	$180,814	$131,735
Metric tons sold	1,256	1,172	3,627	3,688
Adjusted gross margin per metric ton	$59.99	$29.36	$49.85	$35.72
(1)Gross margin is defined as net revenue less cost of goods sold (including related depreciation and amortization and loss on disposal of assets).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021 (Recast)	2022	2021 (Recast)
	(in thousands)
Reconciliation of net loss to adjusted EBITDA:
Net loss	$(18,299)	$(35,823)	$(90,948)	$(83,849)
Add:
Depreciation and amortization	34,930	23,285	86,322	67,985
Interest expense	18,704	15,463	42,633	46,321
Income tax expense (benefit)	12	(2,893)	26	(3,834)
Equity-based compensation and other expense	10,199	7,267	31,116	22,459
Loss on disposal of assets	4,035	3,916	7,218	7,261
Changes in unrealized derivative instruments	710	(4,364)	1,245	(3,566)
Acquisition and integration costs and other	4,409	7,319	18,778	8,814
Effects of COVID-19	—	—	15,189	—
Effects of the war in Ukraine	—	—	5,051	—
Support Payments	5,900	—	19,985	—
Adjusted EBITDA	$60,600	$14,170	$136,615	$61,591
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, and original issue discount	17,908	14,397	40,578	43,107
Maintenance capital expenditures	6,344	3,339	13,026	11,183
Distributable cash flow attributable to Enviva Inc.	$36,348	$(3,566)	$83,011	$7,301
Less: Distributable cash flow attributable to incentive distribution rights	—	—	—	19,030
Distributable cash flow attributable to Enviva Inc. or Enviva Partners, LP limited partners	$36,348	$(3,566)	$83,011	$(11,729)

Cash dividends paid to common stockholders or distributions declared attributable to Enviva Inc.	$51,901	$43,694	$153,102	$111,807

Distribution Coverage Ratio(1)	0.70	(0.08)	0.54	(0.10)
(1) Distribution coverage ratio for the third quarter of 2022 is calculated on a cash basis, which means the unit count includes 7 million of the 16 million units issued on October 14, 2021. The 7 million units are not part of the dividend reinvestment commitment and therefore receive cash distributions on a quarterly basis.

The following table provides a reconciliation of the estimated range of adjusted EBITDA and DCF to the estimated range of net income (loss) for Enviva for the twelve months ending December 31, 2022 (in millions):

Twelve Months Ending December 31, 2022
Estimated net income (loss)	$ (57.0) - (37.0)
Add:
Depreciation and amortization	120.0
Interest expense	60.0
Income tax expense	—
Non-cash share-based compensation expense	41.0
Loss on disposal of assets	8.7
Changes in unrealized derivative instruments	4.0
Acquisition and integration costs	19.0
Effects of COVID-19	15.2
Effects of the war in Ukraine	5.1
Support Payments	24.0
Estimated adjusted EBITDA	$ 240.0 - 260.0
Less:
Interest expense net of amortization of debt issuance costs, debt premium, and original issue discount	55.0
Cash income tax expense	—
Maintenance capital expenditures	15.0
Estimated distributable cash flow	$ 170.0 - 190.0

Cautionary Note Concerning Forward-Looking Statements
The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding Enviva’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, and objectives of management are forward-looking statements. When used herein, including any oral statements made in connection herewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms, and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Enviva disclaims any duty to revise or update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Enviva cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Enviva. These risks include, but are not limited to: (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our wood pellet production plants or deep-water marine terminals; (ii) the prices at which we are able to sell our products; (iii) our ability to successfully negotiate, complete, and integrate acquisitions, including the associated contracts, or to realize the anticipated benefits of such acquisitions; (iv) failure of our customers, vendors, and shipping partners to pay or perform their contractual obligations to us; (v) our inability to successfully execute our project development, capacity, expansion, and new facility construction activities on time and within budget; (vi) the creditworthiness of our contract counterparties; (vii) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (viii) changes in the price and availability of natural gas, coal, or other sources of energy; (ix) changes in prevailing economic and market conditions; (x) inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding; (xi) fires, explosions, or other accidents; (xii) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power, heat, or combined heat and power generators; (xiii) changes in domestic and foreign tax laws and regulations affecting the taxation of our business and investors; (xiv) changes in the regulatory treatment of biomass in core and emerging markets; (xv) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xvi) changes in the price and availability of transportation; (xvii) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to related risks; (xviii) risks related to our indebtedness, including the levels and maturity date of such indebtedness; (xix) our failure to maintain effective quality control systems at our wood pellet production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xx) changes in the quality specifications for our products that are required by our customers; (xxi) labor disputes, unionization, or similar collective actions; (xxii) our inability to hire, train, or retain qualified personnel to manage and operate our business and newly acquired assets; (xxiii) the possibility of cyber and malware attacks; (xxiv) our inability to borrow funds and access capital markets; (xxv) viral contagions or pandemic diseases, such as COVID-19; and (xxvi) overall domestic and global political and economic conditions, including the imposition of tariffs or trade or other economic sanctions, political instability or armed conflict, including the ongoing conflict in Ukraine, rising inflation levels and government efforts to reduce inflation, or a prolonged recession.

Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact Enviva’s expectations and projections can be found in Enviva’s periodic filings with the SEC. Enviva’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Investor Contact:
Kate Walsh
Vice President, Investor Relations
Investor.Relations@envivabiomass.com